Exhibit (d)(3)

STRICTLY CONFIDENTIAL

September 2, 2016

American Securities LLC (“you” or “your”)
299 Park Avenue
34th Floor
New York, NY 10171
Attention: Ben Dickson, Principal

Ladies and Gentlemen:

In connection with your consideration of a possible consensual transaction between Air Methods Corporation and/or its subsidiaries (collectively, with such subsidiaries, the “Company”) and you or one of your affiliates (the “Transaction”), the Company is prepared to make available to you certain information concerning the business, financial condition, operations, prospects, assets, liabilities and other confidential and proprietary information of the Company.  In consideration for and as a condition to such information being furnished to you, you agree to treat any information or data concerning the Company (whether prepared by the Company, its advisors or other Representatives (as defined below) or otherwise and irrespective of the form of communication) which on or after May 6, 2016 shall be furnished, or otherwise made available, to you by or on behalf of the Company in connection with the Transaction (collectively referred to as the “Confidential Information”) in accordance with. the provisions of this letter agreement (this “Agreement”), and to take or abstain from taking certain other actions hereinafter set forth.

1.                                      Confidential Information.  The term “Confidential Information” shall be deemed to include Transaction Information and all notes, memoranda, summaries, analyses, compilations, forecasts, data, studies, interpretations or other documents or materials prepared by you or your Representatives (as defined below) which use, contain, reflect or are based upon or derived from, in whole or in part, such Confidential Information furnished to you or your Representatives pursuant hereto.  The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in breach hereof, (ii) you or your Representatives can reasonably demonstrate was within your or your Representatives’ possession prior to it being furnished to you or your Representatives by or on behalf of the Company pursuant hereto; provided that the source of such information was not known by you or your Representatives (after reasonable inquiry) to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, (iii) you or your Representatives can reasonably demonstrate is or becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or any of its Representatives; provided that such source is not known by you or your Representatives (after reasonable inquiry) to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, or (iv) you or your Representatives can reasonably demonstrate has been or is subsequently independently conceived or developed by you or your Representatives without use of or reference to the Confidential Information or in breach of this Agreement.  For purposes hereof, “Representatives” shall mean a party’s affiliates and its and their respective members, partners, directors, officers, employees, agents and advisors (including, without limitation, consultants, accountants, attorneys and financial advisors (provided that, for the avoidance of doubt, the term “advisor” shall not include any potential bidding partners or equity financing sources)), and only upon prior written approval of the Company, any of your debt financing sources in connection with the Transaction.  As used in this Agreement, (x) the term “person” shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity, and (y) the term “affiliates” shall have the meaning given to it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  For clarity, the term your “Representatives” will only apply to those that receive access to Confidential Information from or on behalf of you or any of your other Representatives (on your behalf) or that are otherwise made aware of the Transaction by you or any of your other Representatives (on your behalf).

2.                                      Use and Disclosure of Confidential Information. (a) You hereby agree that (x) you and your Representatives shall use the Confidential Information solely for the purpose of evaluating, negotiating and consummating the Transaction and for no other purpose, (y) the Confidential Information will be kept confidential by you and your Representatives and (z) you and your Representatives will not disclose any of the Confidential Information to any third parties other than to the Company and its Representatives; provided that: (i) you may make any disclosure of such Confidential Information to which the Company gives its prior written consent; and (ii) any Confidential Information may be disclosed to only those of your Representatives who have a need to know such Confidential Information for the sole purpose of evaluating, negotiating and consummating the Transaction and who, to the extent not already bound by an obligation of confidentiality to you at least as restrictive as the terms hereof and are made aware of the existence of this Agreement, (I ) are provided with a copy of this Agreement and (2) are directed to abide by the terms hereof applicable to a Representative of yours to the same extent as if they were parties hereto.  In any even4 you agree to (x) undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information to the same extent as you would use to safeguard confidential information of a similar nature in your own possession (which in any event shall be no less than a reasonable degree of care), (y) be responsible for any breach of the terms this Agreement applicable to your Representatives by any of your Representatives, and (z) at your sole expense, take all commercially reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or use of the Confidential Information in breach hereof.

(b)                                 In addition, you agree tha4 without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that you are considering the Transaction, that this Agreement exists, that the Confidential Information has been made available to you, that discussions, negotiations or investigations are taking place concerning a Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof) (all of the foregoing being referred to as “Transaction Information”), except in accordance with the procedures set forth in Sections 2(a) or 2(c).  Except as required by applicable law, rule, regulation, or by the Securities and Exchange Commission, the Company and the Company’s Representatives shall not identify you by name or other identifiable description to any third parties (including news, media and buyers) as being involved in review, discussion or negotiation concerning the Transaction, except with your written consent.  Without limiting the generality of the foregoing, you further agree that neither you nor any of your affiliates will, directly or indirectly, share the Confidential Information or the Transaction Information with or enter into any agreement, arrangement or understanding, or any discussions which might reasonably lead to such agreement, arrangement or understanding, or which otherwise relates to a Transaction, with any other person (other than your Representatives as permitted above), including other potential bidders, bidding partners or equity or debt financing sources, regarding a Transaction without the prior written consent of the Company and only upon such person executing a confidentiality agreement in favor of the Company with terms and conditions that are no less favorable to the Company than those contained in this Agreement (an “Acceptable Confidentiality Agreement”); it being understood that, notwithstanding anything in this Agreement to the contrary, following the execution by the person set forth on Exhibit A (“Potential Partner”) of an Acceptable Confidentiality Agreement (the “Potential Partner CA”) (i) you and your Representatives on your behalf may enter into an agreement, arrangement, or understanding, and have discussions, with Potential Partner regarding the Confidential Information and a potential joint acquisition of the Company by, or other equity financing relationship between, you and Potential Partner, and (ii) you and your Representatives may share Confidential Information with, and may receive Confidential Information (as defined in the Potential Partner CA) from Potential Partner or its Representatives (as defined in the Potential Partner CA).  Notwithstanding anything in this Agreement to the contrary, neither Potential Partner nor any of its Representatives (as defined in the Potential Partner CA) shall constitute your Representatives and you shall have no obligations to the Company or any of its

Representatives with respect to any actions taken by Potential Partner or any of its Representatives (as defined in the Potential Partner CA) in connection with the Transaction.  For the avoidance of doubt, to the extent any person is acting both as your Representative and Potential Partner’s Representative (as defined in the Potential Partner CA) (collectively, the “Overlapping Representatives”), you shall be responsible for the actions taken by such Overlapping Representative on your behalf in its capacity as your Representative and Potential Partner shall be responsible for the actions taken by such Overlapping Representative on Potential Partner’s behalf in its capacity as Potential Partner’s Representative (as defined in the Potential Partner CA).  Furthermore, you shall not enter into any agreement, arrangement or understanding, or any discussions which could reasonably lead to such agreement, arrangement or understanding, with any debt financing source which could be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such debt financing source to provide financing or other assistance to any other party considering a Transaction.

(c)                                  In the event that you or any of your Representatives are requested or required (by applicable law, regulation, governmental or regulatory authority, deposition, interrogatories, requests for information ·or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar legal process) to disclose any of the Confidential Information or Transaction Information, you shall provide the Company with prompt written notice to the extent not legally prohibited of the existence, terms and circumstances of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, upon advice of your or your Representatives’ counsel, legally compelled to disclose Confidential Information, you or your Representatives may, without liability hereunder, disclose only that portion of the Confidential Information which such counsel advises you or your Representatives, as applicable, is legally required to be disclosed; provided that you and your Representatives exercise reasonable best efforts to preserve the confidentiality of the Confidential Information by reasonably cooperating with the Company’s efforts (at the Company’s expense) to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.  Notwithstanding the foregoing, you and your Representatives may disclose Confidential Information or Transaction Information without compliance with the notice and other obligations of this Section 2(c) to the extent required in connection with an inquiry by a regulatory authority, self-regulatory authority, bank examiner or stock exchange; provided that (i) you or such Representative shall, to the extent reasonably practicable, advise such authority of the confidential nature of and request confidential treatment of such Confidential Information and (ii) such request does not target the Company, the Transaction or the Confidential Information.

3.                                      Destruction of Confidential Information.  If you decide that you do not wish to proceed with the Transaction, you will promptly inform the Company of that decision.  Promptly (and in any event within ten (10) business days) after you receive a written request from the Company or one of its Representatives (which may be made at any time in the Company’s sole discretion and for any reason or for no reason), you and your Representatives will destroy or erase (including, without limitation, expunging all such Confidential Information from any computer, word processor or other device containing such information) all Confidential Information (and all Confidential Information consisting of copies, reproductions, summaries, analyses or extracts, including, without limitation, any Confidential Information consisting of materials prepared by you or your Representatives, and, upon the written request of the Company, you shall deliver a certificate in writing executed by an authorized representative that such destruction has occurred; provided that you and your Representatives may retain copies of any Confidential Information to the extent required to comply with legal or regulatory requirements or established bona fide document retention policies for legal, compliance, regulatory or IT purposes for use solely to comply with such applicable requirement or policy.  To the extent such Confidential Information is retained electronically solely pursuant to security or disaster recovery policies, ordinary access thereto shall be limited to information technology personnel in connection with their information technology duties.  Notwithstanding the destruction or retention of the Confidential Information, you and your Representatives will continue to be bound by your obligations of confidentiality, use restrictions and other applicable obligations hereunder for the term hereof.

4.                                      Inquiries.  You agree that, unless otherwise instructed by the Company, all of your and your Representatives’ (on your behalf) communications regarding the Transaction, requests for additional information, requests for facility tours or management meetings, and discussions or questions regarding procedures, in each case, with the Company in connection with the Transaction, will be submitted or directed only to the representatives of Goldman Sachs & Co (“Goldman Sachs”) or Centerview Partners LLC (“Centerview”), as advisors to the Company, and not to the Company nor any other Representative of the Company.

5.                                      No Representations or Warranties; No Agreement.  You understand and acknowledge that neither the Company nor any of its Representatives make any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information.  You agree that neither the Company nor any of its Representatives shall have any obligation or liability to you or to any of your Representatives on any basis (including, without limitation, in contract, tort, under federal or state securities law or otherwise) relating to or resulting from the use of the Confidential Information.  You agree that only those representations or warranties which are made in a final definitive agreement regarding a Transaction (a “Definitive Transaction Agreement”), when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will be relied on by you and have any legal effect.  You and your Representatives shall not make any claims whatsoever against the Company or any of its Representatives with respect to or arising out of: (i) a Transaction, as a result of this Agreement or any other written or oral expression with respect to a Transaction; (ii) the participation of you and your Representatives in evaluating a Transaction; (iii) the review or use of any Confidential Information or any errors therein or omissions therefrom; or (iv) any action taken or any inaction occurring in reliance on the Confidential Information, except and solely to the extent as may be included in any Definitive Transaction Agreement.  You agree that unless and until a Definitive Transaction Agreement between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement except for the rights and obligations specifically agreed to herein.  Neither the Company, Goldman Sachs, Centerview nor any of their respective Representatives shall have any legal, fiduciary or other duty to any prospective or actual purchaser with respect to the manner in which any sale process is conducted.  You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Transaction, and to terminate discussions and negotiations with you at any time.  Furthermore, nothing contained in this Agreement nor the furnishing of Confidential Information shall be construed as granting or conferring any rights by license or otherwise in any intellectual property of the Company, except for the limited right of use specifically set forth herein.  All right, title and interest in the Confidential Information shall remain with the Company.

6.                                      No Waiver of Privilege.  To the extent the Confidential Information includes materials subject to work product, attorney-client or similar privilege, the Company is not waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Information to you or any of your Representatives.

7.                                      No Solicitation and No Contact.  In consideration of and as a condition to the Confidential Information being furnished to you, you hereby agree that, for a period of eighteen (18) months from the date hereof, neither you nor any of your affiliates will, directly or indirectly, (a) solicit, endeavor to entice away for purposes of employing, offer to employ or employ (i) any executive officers of the Company or (ii) any other employee of the Company with whom you or any of your affiliates first had contact in connection with the Transaction, in each case, without obtaining the prior written consent of the Company; provided that nothing herein shall restrict you or any of your affiliates from (i) making any general solicitation for employment by use of advertisements in the media or otherwise (including through the use of professional search firms) that is not specifically directed at employees of the Company and (ii) hiring any such employee (1) who responds to any such general solicitation, (2) who first contacts you regarding employment without any solicitation in violation of this Section 7, or (3) whose employment has been terminated by the Company for at least six months prior to the commencement of employment discussions with such person.  You and your Representatives (on your behalf) will not contact any director, officer or employee of the Company or any person known by you to be a client, customer, supplier or other person having a material business relationship with the Company (other than any such person in its capacity as your Representative) regarding the Confidential Information or the Transaction without the prior written consent of the Company; provided that the foregoing shall not preclude contacts made in the ordinary course of business or due diligence or market research calls made on a no-names basis so long as Confidential Information is not disclosed in connection therewith.

8.                                      Standstill.  In consideration of and as a condition to the Confidential Information being furnished to you, you hereby further agree that, without the prior written consent of the board of directors of the Company, for a period of eighteen (18) months from the date hereof, neither you nor any of your affiliates will directly or indirectly: (i) acquire or offer or agree to acquire (or propose or agree to acquire) by purchase or otherwise, any equity securities (or direct or indirect rights or options to acquire any equity securities) of the Company, or any significant portion of the assets or properties of the Company; (ii) make or participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents or undertakings to vote, or to seek to influence or control, in any manner whatsoever, the voting of any equity securities of the Company; (iii) make any statement or proposal to the board of directors of the Company, the Company’s Representatives or any of its stockholders with respect to, or make any public announcement with respect to, or solicit or submit a proposal or offer for, directly or indirectly, any merger, business combination, recapitalization, reorganization, asset purchase, tender offer, exchange offer or other similar extraordinary transaction involving the Company or any of its equity securities or any significant portion of its assets or properties; (iv) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing; (v) otherwise seek representation on or to influence or control, in any manner whatsoever, alone or in concert with others, the management, board of directors or policies of the Company; (vi) make any proposal or disclose any intention, plan or arrangement inconsistent with any of the foregoing; (vii) demand a copy of the Company’s record of security holders, stock ledger list or any other books or records of the Company; (viii) advise, assist, direct or encourage, directly or indirectly, any other person in connection with any of the foregoing; (ix) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in this Section 8; (x) contest the validity of this Section 8 or make, initiate, take or participate in any demand, action (legal or otherwise) or proposal to amend, waive or terminate this Section 8; or (xi) request the Company, directly or indirectly, to amend or waive any provision of this Section 8.  Notwithstanding the foregoing provisions of this Section 8, nothing in this Section 8 shall restrict you or such of your affiliates from making, publicly or privately, any proposal regarding a possible transaction with the Company to directly or indirectly acquire all or a controlling portion of the Company’s equity securities or all or substantially all of the Company’s assets, but only if either (a) the Company has invited you in writing to make such proposal or (b) the Company enters into a definitive agreement with respect to a transaction with a Person or “group” of Persons (excluding Company affiliates) involving the direct or indirect acquisition by such Person or group of all or a controlling portion of the Company’s equity securities or all or substantially all of the Company’s assets (whether by merger, consolidation, business combination, tender or exchange offer or otherwise).

9.                                      Material Non-Public Information.  You acknowledge and agree that you are aware (and that your Representatives are aware or, upon providing any Confidential Information to such Representatives, will be advised by you) that Confidential Information being furnished to you may contain material non-public information regarding the Company and that the United States securities laws prohibit any persons who have such material, non-public information from purchasing or selling securities of such issuer on the basis of such information or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such information.  Nothing herein shall constitute an admission by either party that any Confidential Information or other such information in fact contains material non-public information concerning the Company.

10.                               Remedies.  It is further understood and agreed that any breach of this Agreement by you or any of your Representatives would result in irreparable harm to the Company, that money damages would not be a sufficient remedy for any such breach of this Agreement and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach and that you shall not oppose the granting of such relief.  Such relief shall be available without the obligation to prove any damages underlying such breach or threatened breach.  You further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy.  Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this Agreement but shall be in addition to all other remedies available at law or equity to the Company.  In the event of a breach of any applicable obligations under this Agreement by you or your Representatives, you shall, as promptly as possible following the discovery of such breach by you, give notice to the Company of the nature of such breach and, upon consultation with the Company, take all commercially reasonable steps to limit the extent of such breach.  In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that you are or the Company is the prevailing party in such litigation, then non-prevailing party shall reimburse the prevailing party for its reasonable, documented attorneys’ fees incurred in connection with such litigation, including any appeal therefrom.

11.                               Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions thereof.  You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts.  You further agree that service of any process, summons, notice or document by mail to your address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against you in any such court.  You hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum.  ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LAWSUIT, CLAIM OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS EXPRESSLY AND IRREVOCABLY WAIVED.

12.                               Authority to Enter into Agreement.  You hereby represent and warrant to the Company that this Agreement has been duly authorized, executed and delivered by one of your authorized representatives and is enforceable in accordance with its terms against you.

13.                               Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof, supersedes all negotiations and agreements, oral or written, made prior to the execution hereof.

14.                               Assignment.  The Company reserves the right to assign all of its rights, powers and privileges under this Agreement (including, without limitation, the right to enforce all of the terms of this Agreement) to any person who consummates a transaction involving all or substantially all of the Company’s equity or assets.  This Agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the written consent of the Company.

15.                               No Modification.  No provision of this Agreement can be waived, modified or amended without the prior written consent of the parties hereto, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.  It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

16.                               Counterparts.  This Agreement may be executed in counterparts, each such counterpart shall be deemed an original and all such counterparts shall together constitute one instrument.

17.                               Severability.  If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Agreement, and the parties shall negotiate in good faith to replace such invalid provision with a substitute provision that shall as nearly as possible achieve the intent of the invalid provision.

18.                               Term.  Except for those obligations hereunder carrying a shorter term, which obligations shall terminate on the date set forth therein, this Agreement and all obligations hereunder shall expire two years from the date first written above.

19.                               Acknowledgments.  Notwithstanding any other provision of this Agreement, neither the term “Representative” nor the term “affiliate”, when used with respect to you, shall include any of your affiliates or any of your affiliates’ operating or portfolio companies or affiliated investment funds that do not receive access to Confidential Information from or on the behalf of you or any of your other Representatives (at your direction) or otherwise made aware of the Transaction by you or any of your other Representatives (at your direction).  The Company acknowledges that your or your affiliates’ directors, officers or employees may serve as directors of portfolio companies of investment funds managed by you, and the Company agrees that such portfolio companies will not be deemed to have received or been provided access to Confidential Information solely because any such individual serves on the board of such portfolio company; provided, that (i) such individual has not provided such portfolio company or any other director, officer, employee or other representative of such portfolio company with access to Confidential Information or made such portfolio company or any other director, officer, employee or other representative of such portfolio company aware of the Transaction and (ii) such portfolio company does not act at the direction of or with encouragement from you or your Representatives with respect to any matters contemplated hereby.  The Company hereby acknowledges that you, your affiliates and your Representatives (a) may now or in the future evaluate, invest in or do business with competitors or potential competitors of the Company and its affiliates and (b) may invest in or have general knowledge with respect to the industry in which the Company operates and the topics covered within the Confidential Information.  Neither the execution of this letter nor the receipt of Confidential Information shall in any way restrict or preclude such activities or use of information absent a specific breach of the provisions contained herein.

20.                               Dataroom.  For the avoidance of doubt, in the event there is any conflict or inconsistency between this Agreement and the terms and conditions of any electronic dataroom now or hereafter applicable to you or your Representatives, the terms and conditions of this Agreement shall govern and constitute the terms and conditions with respect to the access of Confidential Information by you or your Representatives in any electronic dataroom.

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Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

AIR METHODS CORPORATION

			By:	/s/ Crystal Gordon
Name: Crystal Gordon
Title: SVP, General Counsel

Accepted and agreed as of the date first written above:

AMERICAN SECURITIES LLC

By:		/s/ Eric L. Schondorf
	Name:	Eric L. Schondorf
	Title:	General Counsel

Addendum to Letter Agreement

This Addendum, effective as of February 13, 2017 (the “Effective  Date”), is attached to, incorporated into and made a part of that certain letter agreement dated as of September 2, 2016 (the “Agreement”) by and between Air Methods Corporation (collectively with its subsidiaries, the “Company”) and American Securities LLC (“Recipient”).  The Company and Recipient are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

The Company and Recipient agree that the Parties incorporate this Addendum into the Agreement in order to comply with, and clarify the Parties’ obligations with respect to, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and their respective implementing regulations set forth at 45 C.F.R. Parts 160 and Part 164 (the “HIPAA Rules”).

1.                                      Definitions.  Capitalized terms used but not otherwise defined in this Addendum shall have the meaning set forth in the HIPAA Rules.  References to “Pill” mean Protected  Health Information as identified to Recipient by the Company and received by or transmitted to Recipient from or on behalf of the Company in connection with the Transaction (as defined in the Agreement) on or after the date hereof.

2.                                      Confidential Information.  Confidential Information, as defined in the Agreement, shall include PHI, provided that the Parties mutually acknowledge and agree that the exceptions to the definition of Confidential Information contained in items (i) - (iv) of the second sentence of Section 2 of the Agreement shall not, under any circumstance, apply to PHI.  Recipient shall not use or further disclose PHI other than as permitted by the Agreement for Confidential Information or as Required By Law.

3.                                      Safeguards.  Recipient will use appropriate administrative, technical and physical safeguards to prevent the use or disclosure of PHI by Recipient other than as permitted by the Agreement and this Addendum.

4.                                      Minimum Necessary.  Each Party represents that the PHI requested, used or disclosed by either Party shall be the minimum amount necessary to carry out the purposes of the Agreement.

5.                                      Non-Compliance.  To the extent Recipient becomes aware of or discovers any Security Incident affecting electronic Pill, any use or disclosure of Pill in breach of the Agreement or this Addendum, or any Breach of Unsecured PHI, in each case by Recipient or its Representatives, Recipient shall report such incident, breach or Breach to the Company without unreasonable delay, but in no event later than seven (7) business days after discovery.  Notwithstanding the foregoing, the Parties acknowledge and agree that this section constitutes notice by Recipient to Company of the ongoing existence and occurrence of attempted but Unsuccessful Security Incidents (as defined below) for which no additional notice to Company shall be required.  “Unsuccessful Security Incidents” shall include, but not be limited to, pings and other broadcast attacks on Recipient’s or its Representatives’ firewall, port scans, unsuccessful log-on attempts, denials of service and any combination of the above, so long as no such incident results in unauthorized access, use or disclosure of electronic PHI.

6.                                      Term.  This Addendum shall be effective as of the date hereof and shall remain in effect until termination or expiration of the Agreement.  Upon the Company’s written request,  Recipient shall securely return or destroy all PHI and retain no copies of PHI; provided that Recipient and its Representatives may retain PHI in accordance with Section 3 of the Agreement.

7.                                      General Provisions.  In the event that any final regulation or amendment to final regulations is promulgated by HHS or other government regulatory authority with respect to PHI, the Parties shall negotiate in good faith to amend this Addendum to remain in compliance with such regulations.  Any ambiguity in this Addendum shall be resolved to permit Recipient and the Company to comply with the HIPAA Rules.  Nothing in this Addendum shall be construed to create any rights or remedies in any third parties or any agency relationship between the Parties.  A reference in this Addendum to a section in the HIPAA Rules means the section as in effect or as amended.  The terms and conditions of this Addendum override and control any conflicting term or condition of the Agreement pertaining to Confidential Information that includes PHI.  All non-conflicting terms and conditions of the Agreement remain in full force and effect.

In Witness Whereof, the parties have executed this Addendum on the dates indicated below.

Air Methods Corporation		American Securities LLC

By:	/s/ Crystal Gordon	By:	/s/ Randy Merkelson

Name:	Crystal Gordon	Name:	Randy Merkelson

Title:	SVP, General Counsel	Title:	Associate General Counsel

Date:	February 13, 2017	Date:	February 13, 2017